Exhibit 3.30

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

STANDARD CAR TRUCK COMPANY

STANDARD CAR TRUCK COMPANY, a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1. The name of the corporation is “Standard Car Truck Company.” The date of filing its original Certificate of Incorporation with the Secretary of State of Delaware was December 21, 1970, under the name of “Russell Car Truck Company.”

2. This Amended and Restated Certificate of Incorporation restates and integrates and further amends the of the Certificate of Incorporation of this corporation as heretofore amended or supplemented.

3. The Board of Directors of Standard Car Truck Company, by the unanimous written consent of its members, duly adopted a resolution setting forth this Amended and Restated Certificate of Incorporation, declaring said Amended and Restated Certificate of Incorporation advisable and directing that it be submitted to the stockholders of said corporation for their unanimous written consent pursuant to Section 228 of the General Corporation Law of Delaware.

4. The Amended and Restated Certificate of Incorporation has been duly adopted by the stockholders of the corporation in accordance with the provisions of Sections 228. 242 and 245 of the General Corporation Law of the State of Delaware.

5. The text of the Certificate of Incorporation as amended or supplemented heretofore is hereby further amended to read as herein set forth in full:

FIRST: The name of the corporation is Standard Car Truck Company.

SECOND: The registered office of the corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent is The Corporation Trust Company.

THIRD: The purpose of the corporation is:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware. The corporation shall be authorized to conduct its business and hold property in any part of the United States and its possessions and in foreign countries.

FOURTH: The total number of shares of stock which the corporation shall have the authority to issue is ten thousand (11,000). The designation of each class, the number of shares of each class, and the par value of each class arc as follows:

Class	Number of Shares	Par Value
Common	10,000	$.01
Preferred	1,000	$.01

The powers, preferences, qualifications, limitations and restrictions and the special or relative rights with regard to the shares of each class are as follows:

A. Dividends, The Common Stock shall rank junior to the Preferred Stock with respect to the payment of dividends. The holders of the Preferred Stock and the Common Stock shall be entitled to receive, when and as declared by the corporation’s Board of Directors, cash dividends, out of funds of the corporation legally available for such purpose, in proportion to their respective holdings of shares and subject to the terms set forth below.

1. Dividends on the Preferred Stock shall be cumulative from the date of original issue of the Preferred Stock.

2. To dividends shall be declared or paid or set apart for payment on the shares of Common Stock for any period unless full cumulative dividends have been declared and have been or contemporaneously are paid on the Preferred Stock.

3. The dividend rate for the period from the date of original issue of the Preferred Stock shall be eight (8%) percent per annum.

B. Liquidation. The Common Stock shall rank junior to the Preferred Stock with respect to the complete liquidation, dissolution or winding up of the corporation. In the event of the complete liquidation, dissolution or winding up of the corporation (whether voluntary or involuntary), the holders of the Preferred Stock shall have preference and priority over the holders of the Common Stock for payments out of the assets of the corporation, or the proceeds thereof, available for distribution to stockholders after satisfaction of claims of creditors of the corporation.

C. Voting Rights. The holders of the Common Stock shall be entitled to one vote per share at any meeting of the stockholders of the corporation. The holders of Preferred Stock shall have no voting rights and shall have no right to receive notice of any meetings, except as required by law. The Preferred Stock is deemed not to be outstanding for voting purposes.

D. Other Rights and Limitations. With respect to any other rights permitted or limitations imposed by law not herein enumerated, the holders of the Common Stock and Preferred Stock shall be treated as though composing a single class of Common Stock.

FIFTH: The name and mailing address of each incorporator is as follows:

B. J. Consono

100 West Tenth Street

Wilmington, Delaware.

F.J. Obara, Jr.

100 West Tenth Street

Wilmington, Delaware

J.L. Rivera

100 West Tenth Street

Wilmington, Delaware

SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered, in the manner provided in the By-Laws of the corporation, to make, alter, amend and repeal the By-Laws of the corporation in any respect not inconsistent with the laws of the State of Delaware or with this Amended and Restated Certificate of Incorporation; to authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation; and to set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts as may be exercised or done by the corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware, this Amended and Restated Certificate of Incorporation and the By-Laws of the corporation.

Any contract, transaction or act of the corporation or of the directors or of any committee which shall be ratified by the holders of a majority of the shares of stock of the corporation present in person or by proxy and voting at any annual meeting, or at any special meeting called for such purpose or by majority written consent, shall, insofar as permitted by law or by this Amended and Restated Certificate of Incorporation, be as valid and as binding as though ratified by every stockholder of the corporation.

The officers, directors, employees and agents of the corporation shall be entitled to indemnification and reimbursement of expenses from the corporation and shall be held harmless by the corporation to the fullest extent permitted under the General Corporation

Law of Delaware, and accordingly Section 145 of the General Corporation Law of Delaware (and any successor provision) is hereby incorporated by reference into this Amended and Restated Certificate of Incorporation.

SEVENTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code, or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 3 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all of the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

EIGHTH: Meetings of stockholders and directors may be held at such place, either within or without the State of Delaware, as may be designated by or in the manner provided in the By-Laws. The books of the corporation may be kept (subject to any provision contained in the laws of the State of Delaware) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the corporation. Election of directors need not be by ballot unless the By-Laws of the corporation shall so provide.

NINTH: Whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action, the action may be taken with the written consent of the holders of a majority of the stock, or a greater percentage where required by statute; provided that prompt notice must be given to all stockholders who have not consented in writing.

TENTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute; and all rights conferred upon stockholders are granted subject to this reservation.

IN WITNESS WHEREOF, Standard Car Truck Company has caused this Amended and Restated Certificate of Incorporation to be signed by Richard A. Mathes, its President, this 16th day of May, 1996.

STANDARD CAR TRUCK COMPANY

By:	/s/ Richard Mathes

CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE

AND OF REGISTERED AGENT

OF

STANDARD CAR TRUCK COMPANY

It is hereby certified that:

1. The name of the corporation (hereinafter called the “corporation”) is:

STANDARD CAR TRUCK COMPANY

2. The registered office of the corporation within the State of Delaware is hereby changed to 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle.

3. The registered agent of the corporation within the State of Delaware is hereby changed to Corporation Service Company, the business office of which is identical with the registered office of the corporation as hereby changed.

4. The corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

Signed on April 9, 2009

Name:	/s/ David M. Seitz
Name:	David M. Seitz
Title:	Vice President